                                                            Exhibit 10.58a

                               LEASE AMENDMENT II
                               ------------------

         THIS AGREEMENT, made this 30th day of June, 1993 by and between CONIFER PENFIELD ASSOCIATES, L.P., a New York State Limited Partnership, with offices at 205 St. Paul Street, Rochester, New York, 14604 ("Landlord") and MONRO MUFFLER BRAKE, INC., a New York State Corporation, with offices at 2340 Brighton Henrietta Townline Road, P.O. Box 2272, Rochester, New York, 14623 ("Tenant").


                                   WITNESSETH:
                                   -----------

                  WHEREAS, Tenant currently leases from the Landlord a parcel of land heretofore designated the "Premises" which forms a portion of Parkside Commons heretofore designated the "Plaza" pursuant to a Lease Agreement dated May 12, 1989 as modified by a Lease Amendment dated December, 1992, (the "Original Lease"), and;

                  WHEREAS, said Premises has situate thereon a building having an approximate floor area of 4,470 square feet, and;

                  WHEREAS, Tenant desires Landlord to construct an additional 1,200 square feet of space ("Additional Space") to said building, and;

                  WHEREAS, the construction of the Additional Space is to be in accordance with the provisions set forth in Paragraph "11" hereof, and;

                  WHEREAS, based upon the above, the parties desire to amend/modify, as well as restate certain provisions of the Original Lease upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, upon and subject to the provisions, terms and conditions herein set forth, the parties agree as follows:

                  1. Upon the "effective date" of this Amendment as set forth in Paragraph "2 (b)" below, the Premises shall have situate thereon a building having an approximate square footage of 5,670 square feet (the "Building"), all as shown on Attachment "A".

                  2. (a) Upon the "effective date" of this Amendment, the balance of the initial term of this Lease shall be seventeen (17) years commencing on the effective date of this Amendment and terminating seventeen
(17) years thereafter;

                     (b) The "effective date" of this Amendment shall be deemed to be the date occurring ten (10) days after the substantial completion of Landlord's Work required under this Amendment and the delivery of the Additional Space to the Tenant. Substantial completion shall mean completion in accordance with the provisions of Paragraph "11" hereof and other applicable requirements except for punchlist items which are immaterial and which will not prevent the Tenant from commencing the work required of it under this Amendment as set forth in Paragraph "11". The parties agree to sign an acknowledgment which shall be attached to this Amendment indicating the effective date thereof;

                     (c) In addition, provided that Tenant is not in default hereunder beyond any applicable cure period, the Tenant shall have four (4) successive options to renew this Lease, with each option period being five (5) years in length. Said renewal (s) shall be upon the same terms and conditions as set forth herein except that base rent shall be as set forth in Paragraph "3(a)" below and except that the fourth option period shall contain no further renewal terms. Tenant shall be required to give written notice to the Landlord of its election to exercise an option no later than 180 days prior to the expiration of its initial term or any option period. Notwithstanding, in the event Tenant does not timely exercise an option as set forth above, the Landlord shall be required to give the Tenant written notification that it has failed to exercise said option. The notification of the Landlord shall require the Tenant to notify said Landlord in writing within ten (10) days of its receipt of Landlord's notification of its intention to exercise its option to renew this Lease and, if Tenant fails to do so, said renewal rights shall be deemed to have then expired.

                  3. (a) Upon the effective date of this Amendment, Tenant agrees to pay Landlord at its address indicated above or at such other place as Landlord may designate by written notice the following base rent (FORMERLY DESIGNATED "MINIMUM RENT") subject to exercise by Tenant of the applicable renewal option in the case of option rent:


INITIAL TERM              ANNUAL BASE RENT          MONTHLY BASE RENT
------------              ----------------          -----------------
   Year 1                   $72,000.00                 $6,000.00
   Year 2                    72,000.00                  6,000.00
   Year 3                    72,000.00                  6,000.00
   Year 4                    72,000.00                  6,000.00



INITIAL TERM              ANNUAL BASE RENT          MONTHLY BASE RENT
------------              ----------------          -----------------
   Year 5                    72,000.00                  6,000.00
   Year 6                    79,200.00                  6,600.00
   Year 7                    79,200.00                  6,600.00
   Year 8                    79,200.00                  6,600.00
   Year 9                    79,200.00                  6,600.00
   Year 10                   79,200.00                  6,600.00
   Year 11                   87,120.00                  7,260.00
   Year 12                   87,120.00                  7,260.00
   Year 13                   87,120.00                  7,260.00
   Year 14                   87,120.00                  7,260.00
   Year 15                   87,120.00                  7,260.00
   Year 16                   95,832.00                  7,986.00
   Year 17                   95,832.00                  7,986.00

FIRST OPTION
TERM                      ANNUAL BASE RENT          MONTHLY BASE RENT
------------              ----------------          -----------------

   Year 18                   95,832.00                  7,986.00
   Year 19                   95,832.00                  7,986.00
   Year 20                   95,832.00                  7,986.00
   Year 21                  105,415.00                  8,784.58
   Year 22                  105,415.00                  8,784.58

SECOND OPTION
TERM                      ANNUAL BASE RENT          MONTHLY BASE RENT
------------              ----------------          -----------------
   Year 23                  105,415.00                  8,784.58
   Year 24                  105,415.00                  8,784.58
   Year 25                  105,415.00                  8,784.58
   Year 26                  115,957.00                  9,663.08
   Year 27                  115,957.00                  9,663.08

THIRD OPTION
TERM                      ANNUAL BASE RENT          MONTHLY BASE RENT
------------              ----------------          -----------------
   Year 28                  115,957.00                  9,663.08
   Year 29                  115,957.00                  9,663.08
   Year 30                  115,957.00                  9,663.08
   Year 31                  127,553.00                 10,629.42
   Year 32                  127,553.00                 10,629.42


FOURTH OPTION
TERM                      ANNUAL BASE RENT          MONTHLY BASE RENT
------------              ----------------          -----------------
   Year 33                  127,553.00                 10,629.42
   Year 34                  127,553.00                 10,629.42
   Year 35                  127,553.00                 10,629.42
   Year 36                  140,308.00                 11,692.33
   Year 37                  140,308.00                 11,692.33

                  The annual base rent (hereinafter referred to as the "Base Rent") shall be paid in twelve (12) equal monthly installments in advance on the first day of each and every month throughout the term or any renewal term of this Lease without offset or demand.

                  Each lease year is defined to be a period of twelve (12) consecutive calendar months with the first year beginning on the effective date (as hereinbefore defined) and ending on the last day of the twelfth full month thereafter and so on and so forth except as otherwise set forth herein.

                     (b) Notwithstanding the above, commencing on the first day of the first month following the execution of this Amendment and continuing each month thereafter until the effective date of this Lease (the "interim period"), the monthly base rent of the Tenant shall be Five Thousand Ninety Seven and 50/100 Dollars ($5,097.50) due in advance on the first day of each month subject to adjustment at the conclusion of the interim period as hereinafter set forth. At the conclusion of the interim period, Tenant shall provide to Tenant a written report of its gross sales (less sales tax collected from customers and remitted to the taxing entity, tire sales, sales to vendors, parts returns, service adjustments and vending machine sales) ("Sales") made in, upon or from the Premises during said interim period: said report shall be signed/attested to by the accountants for the Tenant. The Sales during the interim period shall be compared to the Sales for the same period for the previous year(s). If Sales during the interim period have increased over that same period for the previous year(s), the amount of the increase shall be multiplied by 6.75% and the resulting amount shall be paid as further additional rent to the Landlord within thirty (30) days of the conclusion of the interim period. If Sales decrease during the interim period as compared to the same period for the previous year(s) the amount of the decrease shall again be multiplied by 6.75% and the resulting amount shall be treated as a credit against future rent due by the Tenant provided said credit shall not exceed a sum which would reduce Tenant's monthly base rent during the interim period below an average of Four Thousand Ninety Seven and 50/100 Dollars ($4,097.50).

                                    EXAMPLE:
                                    --------

                  If Tenant's Sales for December 1, 1992 to July 31, 1993 (interim period) were $700,000.00 as compared to $600,000.00 for December 1, 1991 to July 31, 1992 (the previous year(s)).

Then in such event the excess sales of $100,000.00 during the interim period would be multiplied by 6.75% and the resulting amount of $6,750.00 would be deemed additional rent owed by Tenant.

                     (c) Any rent due by the Tenant to the Landlord prior to the interim period shall be paid in full within thirty (30) days of the commencement of the interim period.

                  4. Tenant's use of the premises is subject to the following:

                     (a) Tenant shall not obstruct sidewalk entrances, passages, concourses, corridors, vestibules, halls, elevators, loading docks and stairways in or about the Plaza. Tenant shall not commit any nuisance on or about the Plaza;

                     (b) All exterior signage that the Tenant desires to be placed on or about the Premises shall be subject to the prior written consent of the Landlord as to location, size, style and content, which shall not be unreasonably withheld or delayed. Notwithstanding Landlord hereto consents to Tenant's current exterior signage. The cost of any signage shall be the sole responsibility of the Tenant;

                     (c) Tenant shall comply with all applicable federal, state or municipal laws, ordinances and regulations relating to the use of the Premises and shall not directly or indirectly make any use of the Premises which may be prohibited by any thereof or which shall be dangerous to person or property or which shall increase the cost of insurance or require additional coverage by the Landlord provided the Landlord represents that Tenant's permitted use as specified herein complies with all such laws, ordinances and regulations. It is understood between the parties that in no event will Tenant's additional rent payment be increased as a result of an increase in the cost of insurance to the Landlord as a sole result of another Tenant's use, except for normal expansion of the Plaza.

                     (d) Nor shall Tenant conduct any auction or going out of business or bankruptcy sale without Landlord's prior written consent;

                     (e) Tenant agrees that during the term of this Lease, it will not allow its premises to become vacant for more than fourteen (14) consecutive days and will continue to operate its business in the Plaza. If in the event Tenant fails to operate an ongoing business in its premises except if prevented from doing so by fire or other disaster or a taking or partial talking by eminent domain or other cause reasonably beyond its control or otherwise excused hereunder, then in that event the Tenant shall be deemed to have breached this Lease and shall be in default thereof;

                     (f) Tenant shall be required to maintain all dumpsters in an enclosed portion of the Building as required by the Town of Penfield and as shown on attachment "B."

                  5. Landlord shall have the following rights:

                     (a) To temporarily close all or any portion of the common areas of the Plaza including the parking area but only to the extent to prevent a dedication thereof or the accrual of any right of any person or the public therein;

                     (b) To temporarily close all or any portion of the common areas to discourage non-customer use or to allow for performance of obligations under this Lease including the Landlord's obligation to perform ROUTINE MAINTENANCE to the Plaza or surrounding areas, PROVIDED THE COMMON AREAS ARE NOT CLOSED AT ANY ONE TIME FOR GREATER THAN A 24-HOUR PERIOD. NOTWITHSTANDING THE ABOVE, THE LANDLORD SHALL BE UNDER AN OBLIGATION TO GIVE THE TENANT REASONABLE NOTICE IN ADVANCE OF ANY MAINTENANCE TO BE PERFORMED TO THE COMMON AREAS WHICH WILL TEMPORARILY CLOSE ANY PORTION THEREOF. THE LANDLORD SHALL PERFORM SAID ROUTINE MAINTENANCE TO THE COMMON AREAS IN A MANNER WHICH WILL NOT HAVE A SUBSTANTIAL ADVERSE IMPACT UPON THE BUSINESS OF THE TENANT;

                     (c) To erect additional buildings on the common areas or parking areas or to change locations of buildings or other structures at the Plaza excluding Tenant's Building located thereon;

                     (d) To install and maintain any and all signs in the common areas;

                     (e) To make repairs, alterations, additions or improvements which are the obligations of the Landlord under this Lease in or about the Plaza and to enter upon the Premises if necessary to accomplish the same and during the continuance of the same, to temporarily close doors, entrances, public spaces and corridors to the common areas and to interrupt or temporarily suspend services or facilities all without abatement of rent or affecting any of Tenant's obligations hereunder provided the Premises are reasonably accessible and further provided the Landlord proceeds in a reasonable expeditious manner.

                  The above-enumerated rights of the Landlord shall not be construed to be limiting in nature and Landlord shall have all other rights and remedies as set forth under this Lease or at law or in equity and said rights shall be cumulative to the extent inconsistent with one another.

                  Notwithstanding the foregoing, the activities of Landlord in this paragraph shall not interfere with Tenant's use and enjoyment of the Premises and the common areas.

                  6. (a) Upon termination of this Lease by expiration or otherwise, Tenant shall immediately vacate said Premises and surrender possession thereof including all keys as herein required to Landlord; Tenant shall surrender the Premises in broom clean and in as good condition as when Tenant took possession except for reasonable wear and tear; Tenant grants to Landlord full authority and license to enter the Premises to take possession in the event of any termination of this Lease;

                     (b) Upon surrender of the Premises, provided Tenant is not in default under this Lease, Tenant may remove its trade fixtures, business equipment, carpeting, interior and exterior signs, millwork, counters and cabinets provided that Tenant repairs any damage to the Premises caused by such removal.

                  7. Each party agrees that from time to time upon not less than ten (10) days' prior request by the other party it will deliver to the other party a statement in writing certifying to the extent the same is true that the Lease is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified and identifying said modifications) as well as identifying the dates to which rent and other charges have been paid, as well as stating that as far as the person making this certificate knows the other party is not in default under the provisions of this Lease if such is the case;

                  8. (a) Tenant shall comply with all applicable laws, rules and regulations of all governmental authorities relating to environmental matters, hazardous waste and hazardous substance in similar matters in the use and occupancy of the Premises under this Lease. Tenant agrees to indemnify, defend and hold Landlord and its officers, partners, employees and agents harmless from any claims, judgments, damages, fines, penalties, costs, liabilities or loss including attorneys' fees, consultant fees and experts' fees which arise during or after the term or any renewal term in connection with Tenant's use and occupancy of the Premises;

                     (b) Landlord agrees to indemnify and hold Tenant harmless from any and all claims, judgments, damages, fines, penalties, costs, liabilities or loss including attorneys' fees, consultant fees and expert fees arising from or in connection with any pollution or hazardous or toxic substance in or about the Premises or the Plaza which violates any applicable federal, state or other environmental laws and which is not caused by Tenant or persons under Tenant's direction and control and all expenses in defending against any such claims.

                  9. This Amendment and the performance hereunder by the Landlord and Tenant is expressly contingent upon receipt of all necessary governmental approvals for the Additional Space to the Building, which approvals shall be satisfactory to Tenant and Landlord. It is understood between the parties that the cost of obtaining said governmental approvals shall be the sole responsibility and obligation of the Tenant. If the parties are not able to acquire the necessary governmental approvals for said Additional Space, then it is understood between the parties that the Original Lease shall remain in all respects in full force and effect including the payment of rent as set forth therein.

                 10. (a) The Landlord covenants and agrees to construct Additional Space to the Building located on the Premises in accordance with the drawings and specifications prepared for said Building and approved in writing by Landlord and Tenant which working drawings and specifications are set forth on Attachment "C". The Landlord will complete and be responsible for the addition and improvements thereto in accordance with said working drawings and specifications ("Landlord's Work"). Notwithstanding the cost of the working drawings and specifications shall be the sole expense of the Tenant;

                     (b) Landlord's Work shall be placed for construction bid by Landlord with two (2) contractors acceptable to Tenant. If the two (2) bids secured are unacceptable to Tenant, it may elect within ten (10) days of its receipt of said bid packages to terminate and cancel the provisions of this Lease Amendment II, in which case the terms of the Original Lease shall remain in full force and effect including the payment of rent as set forth therein. In the event Landlord's Work is to exceed a cost of

Sixty Thousand and 00/100 Dollars ($60,000.00) (and Tenant elects not to terminate the provisions of this Lease Amendment II) the cost in excess of Sixty Thousand and 00/100 Dollars ($60,000.00) shall be billed directly to the Tenant who shall be required to reimburse and pay the Landlord for said excess cost in cash or certified funds no later than thirty (30) days from the date of receipt of Landlord's invoice/billing;

                     (c) Landlord will commence construction of Landlord's Work immediately following receipt by Landlord of final waivers, approvals, consents or permits from all governmental authorities or other parties as are necessary for the commencement of Landlord's Work hereunder. It is understood that the approval of Tenant's drawings/specifications by Tenant are subject to modifications of the existing structure imposed by the Town of Penfield only to the extent Tenant deems said modifications acceptable;

                     (d) Landlord agrees to perform Landlord's Work in a good and workmanlike manner in accordance with all applicable laws, rules and regulations and to utilize first quality new materials unless otherwise set forth in the working drawings and specifications;

                     (e) All work in connection with said Additional Space other than that to be so performed by the Landlord is to be done by Tenant as set forth on Attachment "D" at Tenant's sole expense ("Tenant's Work");

                     (f) Landlord agrees, at Landlord's expense, to obtain and maintain public liability insurance adequate to fully protect Tenant as well as Landlord from and against any and all liability for death or injury to person, or, damage to property by reason of the construction of Landlord's Work. Tenant agrees, at Tenant's expense to obtain and maintain public liability insurance and worker's compensation insurance adequate to fully protect Landlord as well as Tenant from and against any and all liability for death or injury to person or damage to property by reason of the construction of Tenant's Work;

                     (g) In the event Landlord's Work and Tenant's Work shall progress simultaneously, Landlord shall not be liable for any injury to person or damage to property of tenant, or of Tenant's employees, licensees or invitees, from any cause whatsoever occurring upon or about the

Premises, and Tenant shall indemnify and hold Landlord harmless from any and all liability and claims arising out of or connected with any such injury or damage provided that the liability or claim is not the result of the Landlord's ACTS OR OMISSIONS. Likewise, Tenant shall not be liable for any injury to person or damage to property of Landlord or of Landlord's employees, licensees or invitees from any cause whatsoever occurring upon or about the Premises and Landlord shall indemnify and hold Tenant harmless from any and all liabilities and claims arising out of or connected with any such injury or damage provided that the liability or claim is not a result of the Tenant's ACTS OR OMISSIONS;

                     (h) Upon the occurrence of substantial completion of the addition by the Landlord, Tenant shall immediately take possession of the Premises and commence to perform Tenant's Work and install Tenant's equipment and fixtures. Tenant's Work shall be performed in accordance with the approved plans and specifications for that work, good construction practices, applicable legal requirements and insurance requirements;

                     (i) For a period of one (1) year from the date of substantial completion of Landlord's Work (THE "WARRANTY PERIOD"), Landlord shall warrant its work to be free from material defects due to a failure to have been constructed in a skillful manner. IN ADDITION, DURING THE WARRANTY PERIOD LANDLORD WARRANTS THAT ALL MATERIALS INSTALLED BY IT FOR THE ADDITIONAL SPACE BEING CONSTRUCTED SHALL BE FREE OF DEFECTS BEYOND NORMAL WEAR AND TEAR AND NORMAL DETERIORATION. Thereafter, all repairs relating to Landlord's Work shall be the sole responsibility of the Tenant except as otherwise set forth in the Original Lease.

                  11. Except for the amendments/modifications set forth herein, all the remaining provisions of this Amendment and the Original Lease shall remain in full force and effect. In the event of any inconsistencies or conflicts between this Amendment and the Original Lease, the provisions of this Amendment shall control in each instance.

                  IN WITNESS WHEREOF, the parties hereto have set their hands and seal the day and year first above written.


                                            CONIFER PENFIELD ASSOCIATES, L.P.

                                            By:  /s/  Fred J. Rainaldi
                                                 -------------------------------
                                                      Fred J. Rainaldi, Managing
                                                      General Partner

                                            MONRO MUFFLER BRAKE, INC.

                                            By:  /s/  Jack M. Gallagher
                                                 -------------------------------